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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             COLUMBIA ENERGY GROUP

                                       AT

                               $68 NET PER SHARE
                                       BY

                             CEG ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                                 NISOURCE INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, AUGUST 6, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   June 25, 1999

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated June 25, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by CEG Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of NiSource Inc., an Indiana corporation ("Parent"), to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Columbia Energy Group, a Delaware corporation (the "Company"), at a purchase price of $68 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

          1. The offer price is $68 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

          2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, August 6, 1999, unless the Offer is extended.

          3. The Offer is being made for all Shares outstanding. The Offer is conditioned upon, among other things: (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Parent and its subsidiaries, represents at least 51 percent of the voting power
     (determined on a fully diluted basis); (2) the Offeror being satisfied that the restrictions on business combinations contained in Section 203 of the Delaware General
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     Corporation Law would not apply to the Offeror or Parent in connection with the Offer or the Proposed Merger (as defined in the Offer to Purchase) (as a result of action by the Company's Board of Directors, the ownership by the Offeror upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than Shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise); and (3) all required federal, state and local public utility regulatory consents and approvals having been received and become Final Orders (as defined in the Offer to Purchase) and such Final Orders not imposing terms or conditions which would have, or would be reasonably likely to have, a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Parent and the Company and their respective subsidiaries on a consolidated basis. The Offer is also subject to other terms and conditions. The Offer is not conditioned on obtaining financing. See the Introduction and Sections 10, 12, 14 and 15 of the Offer to Purchase.

          4. Except as set forth in Instruction 7 of the Letter of Transmittal, tendering stockholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 to the Letter of Transmittal.

          5. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing, or timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Shares and (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), together with any other documents required by the Letter of Transmittal. See Section 3 -- "Procedure for Tendering Shares" of the Offer to Purchase.

          If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all your Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE OF THE OFFER.

          The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offeror is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Credit Suisse First Boston Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                            OF COLUMBIA ENERGY GROUP

     The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated June 25, 1999 and the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the "Offer") in connection with the offer by CEG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of NiSource Inc., an Indiana corporation, to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Columbia Energy Group, a Delaware corporation, at a purchase price of $68 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

---------------------------------------------  --------------------------------------------------------------

      Number of Shares to be Tendered:*         ------------------------------------------------------------
                                                ------------------------------------------------------------
                                                                        Signature(s)
       ________ Shares of Common Stock

                                                ------------------------------------------------------------
                                                ------------------------------------------------------------
                                                                Please Type or Print Name(s)

                                                ------------------------------------------------------------
                                                ------------------------------------------------------------
                                                                Please Type or Print Address

                                                ------------------------------------------------------------
                                                               Area Code and Telephone Number

        Dated:                , 1999            ------------------------------------------------------------
                                                     Taxpayer Identification or Social Security Number
---------------------------------------------  --------------------------------------------------------------

* Unless otherwise indicated, it will be assumed that all your Shares held by us for your account are to be tendered.

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